SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

                              Multiband Corporation
              ----------------------------------------------------
                (Name of Registrant As Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                              MULTIBAND CORPORATION
                                AND SUBSIDIARIES

                            9449 Science Center Drive
                            New Hope, Minnesota 55428

--------------------------------------------------------------------------------

                  NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

                           To be held August 31, 2005

--------------------------------------------------------------------------------

      The Annual Meeting of the Shareholders of Multiband Corporation and Subsidiaries ("Multiband" or "the Company") will be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on August 31, 2005, at 3:00 p.m. Minneapolis time, for the following purposes, as more fully described in the accompanying Proxy Statement.

      1.    To elect seven Directors for a term of one year.

      2. To ratify the election of Virchow, Krause & Company, LLP as independent auditors of the Company for fiscal year 2004.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only Shareholders of record at the close of business August 3, 2005 will be entitled to receive notice of and vote at the meeting. The Company's Board of Directors recommends a vote in favor of all the proposals.

      All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

                                        By Order of the Board of Directors


                                        Steven Bell
                                        Secretary

                              MULTIBAND CORPORATION
                            9449 Science Center Drive
                            New Hope, Minnesota 55428

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 August 31, 2005
                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

      The mailing address of the principal corporate office of the Company is 9449 Science Center Drive, New Hope, MN 55428. This Proxy Statement and the form of proxy, which is enclosed, are being mailed to the Company's shareholders commencing on or about August 12, 2005.

      Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company. All shares of common stock represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction of the proxies. If no direction is indicated, the shares will be voted in accordance with the direction of the proxies. If any others matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgement.

      When stock is in the name of more than one person, each such person must sign the proxy. If the shareholder is a corporation, an executive or other authorized officer must sign the proxy in the name of such corporation. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment must be furnished.

      A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting, or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates.

      In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred by them in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

      The Company is including with this Proxy Statement its Annual Report to shareholders for the year ended December 31, 2004, which includes a copy of the Company's Form 10-K registration as amended, as filed with the Securities and Exchange Commission. Shareholders may receive, without charge, additional copies of the Form 10-K, as amended, by writing to Multiband Corporation at its principal corporate office.

      The presence at the Annual Meeting in person or by proxy of the holders of 34% of the outstanding shares of the Company's common stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Only shareholders of record at the close of business on August 3, 2005 (the "Record Date") will be entitled to vote at this meeting. On the Record Date, there were 29,101,515 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the Record Date. The affirmative vote of holders of a majority of shares of common stock outstanding on the Record Date is required for approval of the proposals to be voted upon at the Annual Meeting.

      The following table sets forth certain information as of August 3, 2005 with respect to each person known by the Company to be the beneficial owner of more than 5 percent of its common stock, each Director of the Company, and all officers and Directors of the Company as a group. Except as indicated, each of the persons listed in the following table has sole voting and investment power with respect to the shares set forth opposite his name.

                                                                                Percent of
                                                        Number of Shares(1)   Common Shares
Name and Address of Beneficial Owners                   Beneficially Owned     Outstanding
-------------------------------------                   ------------------     -----------
Steven Bell
9449 Science Center Drive
New Hope, MN  55428                                          689,063(2)            2.4%

Frank Bennett
301 Carlson Parkway - Suite 120
Minnetonka, Minnesota  55305                                 232,500(3)              *

Jonathan Dodge
715 Florida Avenue South - Suite 402
Golden Valley, MN  55426                                      80,500(4)              *

David Ekman
200 44th Street SW
Fargo, ND  58103                                           1,751,583(5)            5.8%

Eugene Harris
7773 Forsyth Blvd
Clayton, MO  63105                                           111,220(6)              *

James L. Mandel
9449 Science Center Drive
New Hope, MN 55428                                           714,133(7)            2.5%

Donald Miller
1924 Cocoplum Way
Naples, FL  34105                                          1,860,287(8)            5.4%

David Weiss
1630 Des Peres Road
Suite 250
St. Louis, MO  63131                                         222,744(9)              *
All Directors and executive officers as a group (eight
   persons)                                                5,662,030              17.2%

*Less than one percent
(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. Based on an average of 29,101,515 shares outstanding at August 3,2005. Shares of common stock not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of August 3, 2005 or within 60 days of such date are treated as outstanding when determining the number of shares beneficially owned by each person and the group and the percent of the class owned by each individual and the group. Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of common stock set forth opposite his or her name. Unless otherwise indicated, the information in the table does not include any stock options and/or warrants outstanding that cannot be exercised within 60 days of August 3, 2005.
(2) Includes vested options to acquire 135,500 shares of common stock. Mr. Bell's Beneficial Ownership does include 31,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.
(3) Includes vested options to purchase 105,000 shares of common stock.
(4) Includes vested options to acquire 80,000 shares of common stock.
(5)Includes vested options to purchase 150,500 shares of common stock.
(6) Includes vested options to purchase 75,000 shares of common stock. Mr. Harris's beneficial ownership does include 19,000 shares owned by his spouse as to which Mr. Harris disclaims his beneficial ownership.
(7) Includes vested options to purchase 550,500 shares of common stock.
(8) Includes warrants and vested options to purchase 829,500 shares of common stock.
(9) Includes vested options to purchase 105,000 shares of common stock.

      The Nominating Committee has nominated seven persons for election at the 2005 Annual Meeting as Directors for a one-year term expiring at the 2006 Annual Meeting. The Directors will hold office for the term for which elected and will serve until their successors have been duly elected and qualified.

      It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees in the table below, except for those proxies that withhold such authority. In the event that any of the nominees of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy will be voted for the election of such other individual as the Nominating Committee shall designate in the place of such nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
               SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

Information About Nominees

The following information has been furnished to the Company by the respective nominees for Director.

Name                      Age   Position                                                       Director Since
----                      ---   --------                                                       --------------
Steven Bell............   46    President & Chief Financial Officer, Multiband Corporation     1994
Frank Bennett..........   48    President, Artesian Capital                                    2002
Jonathan Dodge.........   54    Partner, Dodge & Fox C.P.A. Firm                               1997
Eugene Harris..........   40    Director, Flagstone Securities.                                2004
James L. Mandel........   48    Chief Executive Officer, Multiband Corporation                 1998
Donald Miller..........   65    Chairman, Multiband Corporation                                2001
David Weiss............   42    Principal, Rangeline Capital, LLC                              2002

Steven Bell was general counsel and Vice President of the Company from June 1985 through October 1994, at which time he became Chief Financial Officer. He was also named President in July 1997. He is a graduate of the William Mitchell College of Law.

Frank Bennett has been a Director of Multiband Corporation since 2002 and is currently a member of the Audit Committee. Mr. Bennett is President of Artesian Management, Inc., which manages Artesian Capital, a private equity investment firm based in Minneapolis. Artesian Capital invests in companies in the communications, consumer, financial services and health care industries. Prior to founding Artesian Capital in 1989, he was a Vice President of Mayfield Corporation, and a Vice President of Corporate Finance of Piper Jaffray & Hopwood and a Vice President of Piper Jaffray Ventures, Inc. He is currently a director of Fairfax Financial Holdings Limited, Odyssey Re Holdings Corp., Multiband Corporation, Northbridge Financial Corporation and Crum & Forster Holdings, Inc. Mr. Bennett currently serves on the boards of several non-profit organizations including the Social Enterprise Fund, American Federation of Arts, St. David's Child Development and Family Services, PACER Center and Wayzata Community Church. Mr. Bennett is a graduate of the University of Oregon.

Jonathan Dodge has been the Senior Partner of the C.P.A. firm of Dodge & Fox since its inception in March 1997. Prior to that, he was a partner in the CPA firm of Misukanis and Dodge from 1992 to March 1997. Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA's.

Eugene Harris, age 40, is a Managing Director of Flagstone Securities, a St. Louis based merchant bank. Mr. Harris, joined Flagstone in 2004 after 10 years as the majority shareholder of Eidelman, Finger, Harris & Co., a registered investment advisor. Prior to joining Eidelman, Finger, Harris & Co., Mr. Harris held positions in general management and new business development for the Monsanto Company from 1990 to 1994. He also was an Associate Consultant with Bain and Co. from 1986 to 1988. Mr. Harris received a B.S. in Industrial Engineering from Stanford University in 1986 and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology in 1990. He is a Charted Financial Analyst and a member of the Financial Analysts Federation. Mr. Harris was appointed to the Company's Board of Directors in April 2004.

James Mandel has been the Chief Executive Officer and a Director of the Company since October 1, 1998. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He also serves as Chairman of the Board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

Donald Miller worked for Schwan's enterprises between 1962 and 2001, primarily as Chief Financial Officer. He is currently employed by Schwan's as Special Assistant to the CEO. He was appointed to the Company's Board of Directors in September 2001 and was elected Chairman of the Board in April 2002. Mr. Miller also serves as the Chairman of the Company's Audit Committee. He is also a Board and Audit Committee member for Gelstat Corporation (GSAC).

David Weiss has been a Director of the Company since 2002. He is currently Managing Principal for Rangeline Capital, LLC, a real estate investment banking company. Prior to forming Rangeline in 2002, Mr. Weiss was Managing Director for the St. Louis office of Northland/Marquette Capital Group.

The Company knows of no arrangements or understandings between a Director or nominee and any other person pursuant to which any person has been selected as a Director or nominee. There is no family relationship between any of the nominees, Directors or executive officers of the company.

Board of Directors and its Committees

The Board has determined that a majority of its members are "independent" as defined by the listing standards of the NASDAQ Stock Market. The independent Directors are Messrs. Frank Bennett, Jonathan Dodge, Eugene Harris and Donald Miller.

The Board of Directors met four times in 2004. As permitted by Minnesota Law, the Board of Directors also acted from time to time during 2004 by unanimous written consent in lieu of conducting formal meetings. Last year, there were four such actions and accompanying Board Resolutions passed. The Board has designated an audit committee consisting of Jonathan Dodge, Donald Miller and Frank Bennett. The Board also designated a compensation committee consisting of Frank Bennett, Eugene Harris, and Donald Miller..

Shareholder communication with the Board

Our Board welcomes your questions and comments. If you would like to communicate directly to our Board, or if you have a concern related to the Company's business ethics or conduct, financial statements, accounting practices or internal controls, then you may contact our website via www.multibandusa.com, section Investor Relations. All communications will be forwarded to our audit committee.

Directors' attendance at Annual Meetings can provide shareholders with an opportunity to communicate with Directors about issues affecting the Company. The Company does not have a policy regarding director attendance, but all Directors are encouraged to attend the Annual Meeting of Shareholders. Six of our directors attended our Annual Meeting in 2004.

Audit Committee

Our audit committee:

o recommends to our Board of Directors the independent auditors to conduct the annual audit of our books and records;
o     reviews the proposed scope and results of the audit;
o     approves the audit fees to be paid;
o reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and
o reviews and approves transactions between us and our Directors, officers and affiliates.

Our audit committee has a formal charter that is an exhibit to our most recent annual report on Form 10-K.

Our audit committee met four times during 2004. The Audit Committee is comprised entirely of individuals who meet the independence and financial literacy requirements of NASDAQ listing standards. Our Board has determined that all three members qualify as an "audit committee financial expert" independent from management as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Company acknowledges that the designation of the members of the Audit Committee as financial experts does not impose on them any duties, obligations or liability that are greater than the duties, obligations and liability imposed on them as a member of the audit committee and the Board of Directors in the absence of such designation.

Report of the Audit Committee

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the year ended December 31, 2004, the Committee met four times, and Donald Miller, as the Audit Committee chair and representative of the Audit Committee, discussed the interim financial information contained in quarterly earnings announcement with the Company's Chief Financial Officer and the Company's independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may affect their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with both the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the Company's independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, both with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's consolidated financial statements. The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2004 with management and the independent auditors. Management has the responsibility for the preparation of the Company's consolidated financial statements and the Company's independent auditors have the responsibility for the examination of those statements.

      Based on the review referred to above and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

Compensation Committee

Our compensation committee

o reviews and recommends the compensation arrangements for management, including the compensation for our chief executive officer; and
o establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

Our compensation committee met four times during 2004. The compensation committee is comprised entirely of Directors who meet the independence requirements of the NASDAQ listing standards.

Nominating Committee

The Nominating Committee was formed by our Board in April 2004 and consists of Frank Bennett and Eugene Harris. The Nominating Committee's duties include adopting criteria for recommending candidates for election or re-election to our Board and its committees, considering issues and making recommendations considering the size and composition of our Board. The Nominating Committee will also consider nominees for Director suggested by shareholders in written submissions to the Company's Secretary.

The Nominating Committee met in April 2005 to decide upon the nominees for Director at the Annual Meeting.

Director Nomination Procedures

      DIRECTOR MANAGER QUALIFICATIONS. The Company's Nominating Committee has established policies for the desired attributes of our Board as a whole. The Board will seek to ensure that a majority of its members are independent as defined in the NASDAQ listing standards. Each member of our Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, Directors must be committed to devoting the time and effort necessary to be responsible and productive members of our Board. Our Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

      IDENTIFYING AND EVALUATING NOMINEES. The Nominating Committee regularly assesses the appropriate number of Directors comprising our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating Director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of our Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for our Board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

      CHARTER OF THE NOMINATING COMMITTEE. A copy of the charter of the Nominating Committee is available on our website at www.multibandusa.com.

Executive Compensation

      The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100,000 during the Company's last three fiscal years ending December 31, 2004.

                                                                  SUMMARY COMPENSATION TABLE
                                                                  --------------------------

                                               Annual Compensation                                Long Term Compensation
                                               -------------------                                ----------------------

Name And Principal           Year   Salary       Bonus        Other             Restricted   Securities    LTIP       All Other
Position                     ----   ($)          ($)          Annual            Stock        Underlying    Payouts    Compensation
--------                            ---          ---          Compensation      Award(s)     Options/      ($)        ($)
                                                              ($)               ($)          SARs          ---        ---
                                                              ---               ---          (#)
                                                                                             ---
(a)                          (b)    (c)          (d)          (e)               (f)          (g)           (h)        (i)
                                                                                Awards                     Payouts

James L. Mandel              2004   $201,731     $125,000     -0-               -0-          100,000       -0-        -0-
Chief Executive Officer      2003   $250,727     $125,000     -0-               -0-          300,000       -0-        -0-
                             2002   $149,874     $100,000     -0-               -0-          -0-           -0-        -0-

Steven Bell                  2004   $125,521     -0-          -0-               -0-          75,000        -0-        -0-
Chief Financial Officer      2003   $120,484     -0-          -0-               -0-          50,000        -0-        -0-
                             2002   $99,014      -0-          -0-               -0-          10,500        -0-        -0-

Dave Ekman                   2004   $120,380     -0-          -0-               -0-          -0-           -0-        -0-
Chief Information Officer    2003   $111,154     -0-          -0-               -0-          -0-           -0-        -0-
                             2002   $93,695      -0-          -0-               -0-          -0-           -0-        -0-

Directors Fees

      There were no cash fees paid to Directors in 2004. Outside Directors receive a stock option of 30,000 shares at market price upon joining the Company's Board. Additional awards or options to Directors are determined by the Board's Compensation Committee.

Performance Graph

      The following performance graph compares cumulative total shareholder returns on the Company's common stock over the last five fiscal years, ended December 31, 2004, with The NASDAQ Stock Market (U.S. Companies) Index and other leading industry indices, assuming initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

                              [LINE GRAPH OMITTED]

               COMPARISON OF FIVE YEAR - CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                              MULTIBAND CORPORATION
                    PREPARED BY THE RESEARCH DATAGROUP, INC.

                              MULTIBAND CORPORATION

----------------------------------------------------------------------------------------------------------------------
                                                       12/00          12/01           12/02        12/03       12/04
----------------------------------------------------------------------------------------------------------------------
MULTIBAND CORPORATION                                  112.50          43.00           22.50        30.75       40.43
----------------------------------------------------------------------------------------------------------------------
NASDAQ STOCK MARKET (U.S.)                              59.19          44.90           25.97        37.93       40.26
----------------------------------------------------------------------------------------------------------------------
RUSSELL 2000                                            96.98          99.39           79.03       116.38      137.71
----------------------------------------------------------------------------------------------------------------------
NASDAQ TELECOMMUNICATIONS                               52.17          38.29           23.31        41.85       45.52
----------------------------------------------------------------------------------------------------------------------
S & P COMMUNICATION SERVICES                            61.19          53.70           35.38        37.89       45.41
----------------------------------------------------------------------------------------------------------------------

Stock Option Grants During 2004

      The following table provides information regarding stock options granted during fiscal 2004 to the named executive officers in the Summary Compensation Table.

                                                                                       Potential Realizable Value at
                          Number of      Percent of                                    Assumed Annual Rates of Stock
                          Securities    Total Options                                  Price Appreciation for Option
                          Underlying     Granted to      Exercise or                              Term (1)
                           Options      Employees in      Base Price     Expiration    -----------------------------
         Name            Granted (#)   Fiscal Year (%)    ($/Share)         Date            5%                10%
         ----            -----------   ---------------    ---------         ----          --------         --------

James L. Mandel             100,000         16.1            $1.45       6/18/2014         $ 91,190         $231,093
Steven M. Bell               25,000          4.0            $1.89       4/23/2014         $ 29,715         $ 75,304
Steven M. Bell               50,000          8.0            $1.45       6/18/2014         $ 45,595         $115,546
Dave Ekman                      -0-          -0-               --              --               --               --

----------
(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders, continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

      Each option represents the right to purchase one share of common stock. The options shown in this table are all non-qualified stock options. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all shares of stock of the Company, a sale of substantially all the assets, or a dissolution or liquidation, of the Company.

Aggregated Option Exercises in 2004 and Year End Option Values

      The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2004 and the number and value of options at December 31, 2004.

                           Shares Acquired   Value (1)
Name                       On Exercise       Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
----                       -----------       --------     -------------------------    -------------------------
                                                          Number of                    Value of Unexercised
                                                          Unexercised Options at       In-The-Money Options at
                                                          December 31, 2004            December 31, 2004
                                                          -----------------            -----------------
James L. Mandel.........   -0-               -0-          550,500           -0-        $200,555        $0
Steven M. Bell..........   -0-               -0-          135,500           -0-          33,555        $0
David Ekman.............   -0-               -0-          150,500           -0-        $      0        $0

(1) Value is calculated on the basis of the difference between the option exercise price and $1.61, the fair market value of the Company's common stock at December 31, 2004 as quoted on the NASDAQ, multiplied by the number of shares underlying the option.

Other Compensation and Long-Term Incentive Plans

      The Company has no long-term incentive plans and issued no long-term incentive awards during 2004.

      The Company has an employment agreement with Mr. Steven Bell, President, for the term beginning January 2005 and expiring September 2008. Mr. Bell's compensation is not directly tied to the Company's performance. The agreement states that annual base salary for Mr. Bell will be $195,000.00 per year. Other key provisions of the contract include an agreement by Mr. Bell to keep confidential information secret both during and after employment by the Company and covenants not to compete with the Company for one year from the date of termination of employment. The contract also provides Mr. Bell with 400,000 stock options at market price, vested over a three year period.

      The Company maintains key man life insurance policies in the amount of $1,000,000 each on the lives of Steven Bell and Marvin Frieman, former Director. The Company is the beneficiary of these policies and has adopted a plan to pay fifty percent of all life insurance proceeds to the spouse or surviving children of each such individual.

      The Company also has a three year employment agreement, from January 2005 to December 2007, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $250,000 and a stock option of 600,000 shares at $1.47 per share, vested over a three year period. Mr. Mandel's job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers.

      The Company also has a two year employment agreement, beginning April 1, 2005 and ending March 31, 2007, with David Ekman, Chief Information Officer, the terms of which include an annual base salary of $150,000 and a stock option of 200,000 shares at 1.35 per share, vested over a three year period.

Preferred Stock

In December 1998, Multiband issued 2,550 shares of Class A Preferred for $23,638 and 37,550 shares of Class B Preferred for $359,893. The Class B Preferred was offered to certain note holders at a conversion rate of $10.00 per share of Class B Preferred. Each share of Class A Preferred and Class B Preferred is non-voting (except as otherwise required by law) and convertible into five shares of common stock, subject to adjustment in certain circumstances. Each holder of a share of Class A Preferred or Class B Preferred has a five-year warrant to purchase one share of common stock at $3.00 per share, subject to adjustment. During 2001, Multiband issued 67,655 shares of Class A Preferred for $676,556.

      In June 2000, Multiband issued 80,500 shares of Class C Preferred for $805,000. The Class C Preferred was offered to certain note holders at a conversion rate of $10.00 a share. In September 2000, Multiband issued an additional 72,810 shares of Class C Preferred for $728,100. Each share of Class C Preferred is non-voting (except as otherwise required by law) and convertible into two shares of Multiband common stock, subject to adjustment in certain circumstances.

      In November 2000, Multiband issued 72,500 shares of Class D Preferred for $490,332. The Class D Preferred was sold to eight accredited investors at $10.00 per share. Each share of Class D Preferred is non-voting (except as otherwise required by law) and convertible into two and one-half shares of Multiband Common Stock, subject to adjustment in certain circumstances.

      In the second quarter of 2002, Preferred Class D stocks were redeemed; $100,000 converted to Common Stock, and $300,000 converted to a Note Payable.

      In the fourth quarter of 2002, Multiband issued 70,000 shares of Class E Preferred for $700,000, with $600,000 related to conversion of a note payable from a director of the Company into Preferred Stock.

      In the first quarter of 2003, $72,000 worth of Class C Preferred Stock was issued to an officer of the Company in a conversion of accounts payable. Also in the first quarter of 2003, $76,500 worth of Class E Preferred Stock was issued to a member of the Board for his purchase of Multiband assets.

      In the third quarter of 2003 $25,000 worth of Class B Preferred Stock was purchased by an accredited investor.

      In addition, during 2003 $133,100 worth of Class C Preferred Stock was redeemed.

      During the second quarter of 2004, $776,500 worth of Class E Preferred Stock was converted into Common Stock at a price of $1.25 per share. During the third quarter of 2004, two million dollars worth of Class F Preferred Stock was issued. During the fourth quarter of 2004, $452,450 worth of Class G Preferred Stock was issued and $1,083,341 worth of Class H Preferred Stock was issued.

      In the first quarter of 2005, the company issued $10,000,000 worth of Class I Preferred Stock.

      The holders of the Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred, Class G Preferred and Class H Preferred (collectively, "Preferred Stock") are entitled to receive, as and when declared by the Board, out of the assets of the Company legally available for payment thereof, cumulative cash dividends calculated based on the per share stated value of the Preferred Stock. The per annum dividend rate is eight percent (8%) for the Class A Preferred and ten percent (10%) for the Class B Preferred, Class C Preferred and Class F Preferred, fourteen percent (14%) for the Class D Preferred, fifteen percent (15%) for the Class E Preferred, to be paid in kind, eight percent (8%) for the Class G Preferred and six percent (6%) for the Class H Preferred. Dividends on the Class A Preferred, Class C Preferred, Class D Preferred, Class F Preferred and Class G Preferred are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Dividends on the Class B Preferred are payable monthly on the first day of each calendar month. Dividends on the Class H Preferred are payable semiannually on June 30 and December 31 of each year. Dividends on the Preferred Stock accrue cumulatively on a daily basis until the Preferred Stock is redeemed or converted.

      In the event of any liquidation, dissolution or winding up of Multiband, the holders of the Class A Preferred and Class B Preferred will be entitled to receive a liquidation preference of $10.50 per share, and the holders of the Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred will be entitled to receive a liquidation preference of $10.00 per share, each subject to adjustment. Holders of the Class H Preferred will be entitled to receive a liquidation preference of $100,000 per share. Any liquidation preference shall be payable out of any net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

      Multiband may redeem the Preferred Stock, in whole or in part, at a redemption price of $10.50 per share for the Class A Preferred and the Class B Preferred and $10.00 per share for the Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred (subject to adjustment, plus any earned and unpaid dividends) on not less than thirty days' notice to the holders of the Preferred Stock, provided that the closing bid price of the common stock exceeds $4.00 per share (subject to adjustment) for any ten consecutive trading days prior to such notice. Upon Multiband's call for redemption, the holders of the Preferred Stock called for redemption will have the option to convert each share of Preferred Stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion. Preferred Stock not so converted will be redeemed. No holder of Preferred Stock can require Multiband to redeem his or her shares.

Related Party Transactions

      The following is a summary of all significant related party transactions for the three years ended December 31, 2004.

      The Company had revenues from companies that are associated with a director, who was elected to the board of directors during 2003, of approximately $0, $1,124,000 and $636,000 for the years ended December 31, 2004, 2003, and 2002, respectively. In addition, the Company had accounts receivable outstanding from these companies of approximately $140,000, $142,000, and $171,000 at December 31, 2004, 2003, and 2002, respectively.

      Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58013 and 9449 Science Center Drive, New Hope, Minnesota 55428. The Fargo office lease expires in 2017 and covers approximately 22,500 square feet. The Fargo base rent ranges from $21,577 to $24,360 per month. The New Hope office lease expires in 2006 and covers approximately 47,000 square feet. The New Hope base rent ranges from $16,000 to $17,653 per month. Both the New Hope and main Fargo leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities. Both offices have office, warehouse and training facilities. The main Fargo property is owned in part by David Ekman. The New Hope property was owned jointly by Steven Bell and Marvin Frieman prior to its sale in August 2003 to an independent third party.

      Interest and dividend expense paid by Multiband to related parties was approximately $9,995 in 2004, $225,966 in 2003, and $228,000 in 2002. Related
parties include the Company's Chairman, Chief Executive Officer, President and the President's mother.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 2004, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2004 about the Company's equity compensation plans.

----------------------------------------------------------------------------------------------------------------------
                            Number of securities to be      Weighted average         Number of securities remaining
                              issued upon exercise of      exercise price of       available for future issuance under
                               outstanding options,       outstanding options,    equity compensation plans (excluding
                                warrants and rights       warrants and rights      securities reflected in column (a))
----------------------------------------------------------------------------------------------------------------------
                                        (a)                       (b)                              (c)
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans            5,100,000                   $1.71                          2,911,568
approved by security
holders
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans                0                         0                                0
not approved by security
holders (1)
----------------------------------------------------------------------------------------------------------------------
           TOTAL                     5,100,000                   $1.71                          2,911,568
----------------------------------------------------------------------------------------------------------------------

* The Company's Board has the authority to grant options and warrants to purchase shares of the Company's common stock outside of any equity compensation plans approved by security holders.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee had selected Virchow, Krause & Company, LLP, to audit the consolidated financial statements of the Company for the last fiscal year ended December 31, 2004. Virchow, Krause & Company, LLP has audited the Company's consolidated financial statements annually since 2001. Although it is not required to do so, the Board wishes to submit the selection of Virchow, Krause & Company, LLP to the shareholders for ratification. In the event that a majority of the votes cast are against the ratification, the Audit Committee will reconsider its selection.

      Fees Billed to the Company by Virchow, Krause & Company, LLP during Fiscal 2004

      The following table details the fees paid to Virchow Krause for the years ended December 31, 2004 and 2003.

                                        2004                    2003
                                        ----                    ----
     Audit Fees                       $135,390                $100,929
     Audit-Related Fees                 38,950  (3)              2,150  (1)
     Tax Fees                           15,540                  15,000
     All Other Fees                          0                   1,705  (2)
                                      --------                --------
     Total                            $188,880                $119,784
                                      ========                ========

      (1)   Fees related to review of Form S-3 Filings
      (2)   Fees related to miscellaneous research projects
      (3) Fees related to review of Form S-1 filings, audit of acquisitions and proforma required by Form 8-K rules

      The Company's Audit committee consists of Frank Bennett, Jonathan Dodge and Donald Miller. All three are considered audit committee financial experts independent from managers. The Company's current audit committee charter has been filed as exhibit to the annual report of the Company on Form 10-K that was filed for the fiscal year ended on December 31, 2004. The audit committee is responsible for engaging the audit firm and fees related to their services.

      The policy of the Company's audit committee is to review and pre-approve both audit and non-audit services to be provided by the independent auditors (other than with de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by section 13(a) of the Securities Exchange Act of 1934. Approximately 95 % of the fees paid to Virchow, Krause & Company, LLP were pre-approved by the audit committee.

      No services in connection with appraisal or valuations services, fairness opinions or contribution-in-kind reports were rendered by Virchow, Krause& Company, LLP . Furthermore, no work of Virchow, Krause & Company, LLP with respect to its services rendered to the Company was performed by anyone other than Virchow, Krause & Company, LLP .

      It is expected that a representative of Virchow, Krause & Company, LLP will be present at this meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

OTHER MATTERS

      The management of the Company is unaware of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Shareholders Proposals

      Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 2006 Annual Meeting of Shareholders must be received by the Company no later than December 30, 2005, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

      Also, if a shareholder proposal intended to be presented at the 2006 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after March 15, 2006, then management named in the Company's proxy form for the 2006 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

Date: August 8, 2005                    By Order of the Board of Directors


Steve Bell
Secretary

                              MULTIBAND CORPORATION
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, AUGUST 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors, and FOR the ratification of all proposals submitted herewith to Multiband shareholders.

The undersigned, a shareholder of Multiband Corporation (the "Company") hereby appoints James Mandel and Steven Bell, and each of them individually, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Multiband Corporation to be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on August 31, 2005 at 3:00 p.m., and any adjournments or postponements thereof upon matters set forth below, with all the powers which the undersigned would possess if personally present.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Multiband Corporation, c/o Steven Bell, 9449 Science Center Drive, New Hope, Minnesota 55428.

1.    Election of Directors:    For all nominees listed below (except as marked
                                to the contrary below) [ ]

                01  Steven Bell       02  Frank Bennett      03  Jonathan Dodge
                04  Eugene Harris     05  James Mandel       06  Donald Miller
                07  David Weiss

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED.)
__________________________________________

2. To ratify the election of Virchow, Krause & Company, LLP as independent auditors of the Company for Fiscal Year 2004.

                For  / /           Against   / /        Abstain  / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS CONTAINED IN THIS PROXY.

Address Change? Mark Box |_|
Indicate changes below:

                        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledge receipt of the Notice and Proxy Statement relating to the Annual Meeting.

Dated: __________________, 2005

                        Signature(s) in Box
                        (SHAREHOLDERS MUST SIGN EXACTLY AS THE NAME APPEARS AT LEFT, WHEN SIGNED AS A CORPORATE OFFICER, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., PLEASE GIVE FULL TITLE AS SUCH. BOTH JOINT TENNANTS MUST SIGN.)